UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

THE SINGING MACHINE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 Lyons Road, Bldg. A-7, Coconut Creek, Florida 33073
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 596-1000

Copies to:
Gary Atkinson, Esq.
6601 Lyons Road, Bldg. A-7
Coconut Creek, FL 33073
(954) 596-1000 (phone)
(954) 596-2000 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Principal Officer, Appointment of Principal Officer

Mr. Tony Handal informed The Singing Machine Company, Inc. (“the Company”) on November 19, 2009 that he is resigning from his position of Chief Executive Officer effective December 1, 2009. Mr. Handal cites the need to devote more time to his law practice as the principal reasons for his resignation. Mr. Handal did not resign as the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. The Board of Directors will establish a search committee to interview candidates to replace Mr. Handal.

In the interim the Board of Directors has appointed Mr. Gary Atkinson as Interim Chief Executive Officer, effective December 1, 2009. There are no understandings or arrangements between Mr. Atkinson and any other person pursuant to which Mr. Atkinson was appointed as Interim Chief Executive Officer. Mr. Atkinson has not entered into a transaction, nor was there any proposed transaction between Mr. Atkinson and the Company at any time since the beginning of the Company’s last fiscal year. Mr. Atkinson is the son of Carol Lau, Chairwoman of the Company’s Board of Directors.

Gary Atkinson

Mr. Atkinson has been with the Company for two years while serving as General Counsel and Secretary. During that time he has been involved in all areas of the Company, including finance, logistics, and business development. Mr. Atkinson is a member of the Florida and Georgia Bar. He graduated from the University of Rochester with a Bachelors Degree in Economics and has been awarded a dual-degree J.D./M.B.A. from Case Western Reserve University School of Law and Weatherhead School of Management.

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 24, 2009 issued by The Singing Machine Company, Inc. (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SINGING MACHINE, COMPANY, INC.

Date: November 24, 2009	/s/ Carol Lau
Carol Lau
Chief Financial Officer